Exhibit 1

                            ARTICLES OF INCORPORATION
                                       OF
                            IBW FINANCIAL CORPORATION
                                   as amended

                                    ARTICLE I

     The name of the corporation shall be "IBW Financial Corporation" (hereinafter the "corporation"), and its principal offices shall be located at, and its mailing address shall be, 4812 Georgia Avenue, N.W., Washington, D.C. 20011.

                                   ARTICLE II

     The purposes for which the corporation is organized are:

     (a) To act as the holding company for one or more national banking associations, state chartered commercial banking institutions, state or federally chartered thrift institutions, or other financial institutions, and to engage in any other activity determined, by statute, by decree or opinion of any court of competent jurisdiction, or by rule, regulation, order, opinion, or other proclamation, pronouncement or ruling of the Board of Governors of the Federal Reserve System or other appropriate bank regulatory authority, to be closely related to banking, or any activity which is otherwise authorized for, or which is not prohibited to, bank holding companies.

     (b) To do any other lawful acts, matters and things necessary, useful, suitable, proper or convenient for the furtherance or accomplishment of the above-described purpose of the corporation.

     (c) Notwithstanding anything to the contrary contained in this Article II, and not in limitation of the activities of any lawfully authorized banking subsidiary which the corporation may acquire or establish, the corporation shall not engage in the business of a bank of savings or deposit.

                                   ARTICLE III

     The term for which the corporation shall exist shall be perpetual.

                                   ARTICLE IV

     The aggregate number of all classes of stock which the corporation shall have authority to issue shall be two million shares (2,000,000), consisting of one million shares of common stock, par value $1.00 per share, five hundred thousand shares (500,000) of voting preferred stock, par value $1.00 per share ("voting preferred stock"), and five hundred thousand shares (500,000) of non-voting preferred stock, par value $1.00 per share ("non-voting preferred stock").

     The shares of authorized common stock shall be of a single class and shall be identical and have equal rights and privileges.

     The Board of Directors, by action of a majority of the full Board of Directors shall have the authority to issue the shares of voting preferred stock from time to time on such terms as it may determine, and to divide the voting preferred stock into one or more classes or series, and, in connection with the creation of such classes or series to fix by resolution or resolutions the designations, voting powers, preferences, participation, redemption, sinking fund, conversion, dividend, and other optional or special rights of such classes or series, and the qualifications, limitations or restrictions thereof.


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     The  Board of  Directors,  by  action of a  majority  of the full  Board of
Directors shall have the authority to issue the shares of non-voting preferred stock from time to time on such terms as it may determine, and to divide the non-voting preferred stock into one or more classes or series, and, in connection with the creation of such classes or series to fix by resolution or resolutions the designations, powers, preferences, participation, redemption, sinking fund, conversion, dividend, and other optional or special rights of such classes or series, and the qualifications, limitations or restrictions thereof. Except as expressly required by the laws of the District of Columbia, shares of non-voting preferred stock shall not be entitled to vote on any matter submitted to the vote of shareholders, including but not limited to the election of directors.

     The holders of the capital stock of the corporation shall not have any preemptive or preferential rights to purchase or otherwise acquire any shares of any class of capital stock of the corporation, whether now or hereafter authorized, or any unissued bonds, certificates of indebtedness, debentures or other securities convertible into or exchangeable for shares of any class or series or carrying any right to purchase shares of any class or series except as the Board of Directors may specifically provide.

                                    ARTICLE V

     The minimum amount of capital with which the corporation shall commence business shall not be less than One Thousand Dollars ($1,000.00).

                                   ARTICLE VI

     The street address of the initial registered office of the corporation is 4812 Georgia Avenue, N.W., Washington, D.C. 20011, and the name of the initial registered agent of the corporation at such address is Massie S. Fleming.

                                   ARTICLE VII

     Regulation of the internal affairs of the corporation shall be governed by the corporation's bylaws, as amended from time to time.

                                  ARTICLE VIII

(a) The number of directors constituting the entire board shall be as set forth in the bylaws of the corporation, as such may be amended from time to time, provided that the number of directors shall be ten (10) until the bylaws shall provide for a greater or lesser number of directors, and further provided that any amendment of the bylaws which has the effect of reducing the number of directors shall not act so as to shorten the term of any director then in office.

(b) Notwithstanding any other provision of these Articles of Incorporation or the bylaws of the corporation, and notwithstanding any provision of law specifying a lesser percentage, any director or the entire board of directors may be removed at any time for cause, upon the vote of two-thirds of the directors constituting the entire board of directors, or upon the affirmative vote of the holders of two-thirds or more of the total number of votes entitled to be cast by holders of all outstanding shares of all classes of capital stock entitled to vote generally in the election of directors, voting as a single class. Notwithstanding the foregoing, and except as provided by law, where the holders of any class or series of preferred stock, voting separately as a class, have the right to elect one or more directors, the provision of this subsection
(b) shall apply with respect to such director or directors elected by such class to the vote of the holders of the outstanding shares of such class of preferred stock and not the vote of the outstanding shares of all the capital stock of the corporation. This subsection (b) may be amended only by the affirmative vote of the holders of two-thirds or more of the total number of votes entitled to be cast by holders of all of the outstanding shares of capital stock entitled to vote generally in the election of directors.



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                                   ARTICLE IX

     In the event the board of directors shall evaluate a business combination, the directors may consider, among other things, the following factors: the effect of the business combination on the corporation and its subsidiaries, and their respective stockholders, employees, customers and the communities which they serve; the timing of the proposed business combination; the risk that the proposed business combination will not be consummated; the reputation, management capability and performance history of the person proposing the business combination; the current market price of the corporation's capital stock; the relation of the price offered to the current value of the corporation in a freely negotiated transaction and in relation to the directors' estimate of the future value of the corporation and its subsidiaries as an independent entity or entities; tax consequences of the business combination to the corporation and its stockholders; and such other factors deemed by the directors to be relevant. In such considerations, the board of directors may consider all or certain of such factors as a whole and may or may not assign relative weights to any of them. The foregoing is not intended as a definitive list of factors which may be considered by the board of directors in the discharge of their fiduciary responsibility to the corporation and its stockholders, but rather to guide such consideration and to provide specific authority for the consideration by the board of directors of factors which are not purely economic in nature in light of the circumstances of the corporation and its subsidiaries at the time of such proposed business combination.

                                    ARTICLE X

     The corporation may to the fullest extent permitted by the Business Corporation Act of the District of Columbia (including, without limitation, Section 29-304 (16) thereof), as the same may be amended from time to time, indemnify any and all of its directors or officers or former directors or officers or any person who may have served at its request as a director or officer of another corporation in which it owns shares of capital stock or of which it is a creditor, against expenses actually and necessarily incurred by them in connection with the defense of any action, suit, or proceeding in which they, or any of them, are made parties, or a party, by reason of being or having been directors or officers or a director or officer of the corporation, or of such other corporation. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled, under any bylaw, agreement, vote of stockholders, or otherwise.

                                   ARTICLE XI

     The corporation reserves the right to repeal, alter, amend or rescind any provision contained in these Articles of Incorporation in the manner now or hereinafter prescribed by law, and all rights granted to shareholders herein are granted subject to this reservation. Notwithstanding the foregoing, except as otherwise expressly provided in these Articles of Incorporation, these Articles of Incorporation may be amended upon the affirmative vote of a majority of the total number of votes entitled to be cast on any such amendment.